SCHEDULE 14A
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                                 Motorola, Inc.

                (Name of Registrant as Specified In Its Charter)

                                Icahn Partners LP
                                Icahn Onshore LP
                                CCI Onshore Corp.
                          Icahn Partners Master Fund LP
                       Icahn Partners Master Fund II L.P.
                       Icahn Partners Master Fund III L.P.
                                Icahn Offshore LP
                               CCI Offshore Corp.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                  Carl C. Icahn

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


     Mr. Icahn is delivering a letter to stockholders of Motorola, Inc., a copy of which was issued as a press release and is filed herewith as Exhibit 1.


SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, AS AMENDED, RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES FROM THE STOCKHOLDERS OF MOTOROLA, INC. FOR USE AT ITS ANNUAL MEETING BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE AMENDED DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

                                                                       EXHIBIT 1


                                  Carl C. Icahn
                                767 Fifth Avenue
                                   Suite 4700
                            New York, New York 10153

April 18, 2007

Dear Fellow Motorola Shareholder:

Last October, fueled in large measure by management's statements which painted a rosy picture of Motorola's prospects, its stock price peaked at $26.20. Since that time, following the disclosures of serious problems in the Mobile Devices business, more than $20 billion in shareholder value has evaporated. This represents a loss to you of more than $8.00 per share -- almost one third of the value of your investment. Ask yourself -- How could this happen without the knowledge of Motorola's management and Board of Directors? I believe the answer lies in the lack of oversight and engagement that has plagued many of our public company boards.

With your support, I will serve as an active, engaged director of Motorola, unafraid to demand management accountability and to ask the tough questions that appear to me to have gone unasked. Motorola's businesses operate in an extremely competitive environment -- our Company can ill-afford further missteps.

I AM ASKING FOR YOUR SUPPORT TO HELP ME WORK TO PROTECT OUR INVESTMENTS IN MOTOROLA BY USING THE ENCLOSED GOLD PROXY CARD -- TO VOTE BY TELEPHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD TODAY.

Critics of shareholder activism have argued that challenges to entrenched boards could destroy "collegiality." I believe that it is time to realize that boards are neither fraternities nor private clubs. Boards composed of "colleagues" that are friendly to management and fail to question poor performance or demand accountability are, in my view, the greatest threat to the vitality of our economic system. With focused and engaged boards, egregious compensation packages, backdating of options and other abuses might well have been avoided, and well-known corporate disasters might not have occurred.

Instead of directing its full focus to correcting its recent missteps that have cost shareholders billions, Motorola management is willing to spend significant management time and substantial shareholder money in an effort to keep one large shareholder off the Board.

                         MOTOROLA IS A TROUBLED COMPANY

Ed Zander stated today, "the performance at our mobile device business in the first quarter was unacceptable..." We could not agree more.

Mr. Zander's statements during Motorola's March 21 conference call speak volumes.

After a change in management in Mobile Devices a month earlier, Mr. Zander said,

     o    "It became  apparent that the actions that we outlined in January were
          not  progressing  fast  enough,   if  at  all...."

     o    "Further, our performance in Europe continues to be below expectations because  we had a limited 3G  product  portfolio...."

     o "For the full year, we expect overall sales profitability and operations cash flow to be substantially below our prior guidance."

Today's earnings conference call reaffirmed my belief that Motorola has a passive and reactive Board, which failed to timely steer management in the right direction, and carries significant responsibility for the predicament in which Motorola finds itself. Management's comments today further highlight how difficult a position the Company has been placed in and the cost and the timing associated with now trying to right the ship in the middle of a storm of their own creation -- a storm that, by their own admission, they should have seen coming. Today Mr. Zander stated:

     o "... the performance at our mobile device business in the first quarter was unacceptable..." And "It can also be punishing if you get out of cycle in any one of these areas, which is the case for this division right now."

     o "... I think some of the delays and lagging and procrastination on some of these things have begun to hurt us back in Q4 and now, of course, this year."

     o "One of the problems over there has been we just haven't moved with a sense of urgency and priorities. I think the lack of focus on the realities of 3G, while they were known were not executed ..."

     o "Obviously I wish in 2007 that we had these products in the marketplace. So we have got to tough it out this year with what we have ..."

Ask yourself why Motorola, a company so clearly in need of a fresh perspective, would resist putting a large stockholder with significant business experience on the Board. Unlike any of the other Motorola Board members, my interests are completely aligned with those of other shareholders - in the form of an investment in Motorola with a market value of more than $1.2 billion.

Motorola's excuse for its resistance cannot be based on my qualifications. My experience and success speak for themselves. I have served on the boards of many public companies and believe that I have materially added value. To give only a few examples, I am currently on the board of American Real Estate Partners LP (NYSE: ACP). ACP has moved from $8.50 per unit on November 4, 2002 to a high of $128.69 per unit on March 12, 2007, increasing by over $6 billion in value. Since I joined the board of Imclone Systems (NASDAQ: IMCL) on September 20, 2006, the stock has moved up 40%. And while Blockbuster (NYSE: BBI) has decreased in value since I joined the board, its stock has moved up 44% in the past 12 months.

My activist investments over the past 2 years such as Time Warner, Kerr McGee and Temple Inland have seen their stock prices add billions in market value.

While I can't claim credit for all of these increases in value, I believe that I have been a positive catalyst for change. I also believe that my philosophy regarding the role of board members and the accountability of management, which I would apply at Motorola, has proven itself over the long-term.

I believe that my expertise in finance and overall business judgment qualify me for Board service at Motorola. I have been successful in industries as diverse as telecom, automotive, oil and gas, gaming, real estate and biotechnology, among others and my fellow shareholders have benefited from those successes. I believe that business judgment and experience are critical traits for any Motorola director in the challenging times that lie ahead.

I am seeking your support because I believe that I can be a positive force for change, which is sorely needed in Motorola's boardroom. If elected, I will work on behalf of all shareholders to restore our company to the preeminent position that it once enjoyed. Please help me do so by using the enclosed gold proxy card today -- to vote by telephone, by internet or by signing, dating and returning the gold proxy card.

                                                     Thank you for your support,


                                                     Carl C. Icahn


--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT!

             Remember, you can vote your shares by telephone, or via
            the Internet. Please follow the easy instructions on the
                            enclosed GOLD proxy card.


IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED A WHITE PROXY CARD TO MOTOROLA, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE ANY PROXY CARD ALREADY SENT TO MOTOROLA BY USING THE ENCLOSED GOLD PROXY CARD TO VOTE BY TELEPHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD TODAY.


               If you have any questions about voting your shares,
                    please call the firm assisting me in the
                            solicitation of proxies,

                           INNISFREE M&A INCORPORATED
                          TOLL-FREE, AT (877) 825-8772.

--------------------------------------------------------------------------------

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, AS AMENDED, RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES FROM THE STOCKHOLDERS OF MOTOROLA, INC. FOR USE AT ITS ANNUAL MEETING BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE AMENDED DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.